SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

_____________________________

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

March 8, 2006

PHILLIPS-VAN HEUSEN CORPORATION
(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

1-7572	13-1166910
(Commission File Number)	(IRS Employer Identification Number)

200 Madison Avenue, New York, New York 10016
(Address of Principal Executive Offices)

Registrant’s telephone number (212)-381-3500

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Item 1.01.  Entry into a Material Definitive Agreement.

The Compensation Committee of the Board of Directors of Phillips-Van Heusen Corporation (the “Company”) met on March 8, 2006 and approved the following matters relating to the compensation of the Company’s named executive officers, Emanuel Chirico, Chief Executive Officer, Allen Sirkin, President and Chief Operating Officer, Francis K. Duane, Vice Chairman, Wholesale Apparel, Michael Zaccaro, Vice Chairman, Retail, Bruce Klatsky, former Chief Executive Officer and current Chairman of the Board, and Mark Weber, former Chief Executive Officer, as well as Michael Shaffer, Executive Vice President, Finance and Chief Financial Officer:

1.

The Committee approved the payout of bonuses for 2005 under the Company’s Performance Incentive Bonus Plan, subject to finalization of the Company’s audit confirming the Company’s calculations.  Under such plan, Messrs. Chirico, Sirkin, Duane, Shaffer, Klatsky, and Weber, would receive bonuses of $1,440,000; $848,000; $900,000; $780,000; $412,500; $2,520,000; and $1,925,000, respectively.  The bonuses for Messrs. Chirico, Shaffer, Klatsky, and Weber relate to the achievement of earnings per share goals established at the beginning of fiscal 2005.  The bonuses for Messrs. Sirkin, Duane and Zaccaro relate to the achievement of EBIT-based goals for the Company’s Dress Shirt, Sportswear and Retail groups, the respective divisions each headed during fiscal 2005, which goals were established at the beginning of fiscal 2005.

2.

The Committee awarded a discretionary bonus to Mr. Sirkin of $112,000.

3.

The Committee approved the payout of awards under the Long-Term Incentive Plan for the three fiscal year period 2003-2005, subject to finalization of the Company’s audit confirming the Company’s calculations.  Under such plan, Messrs. Chirico, Klatsky, and Weber and would receive $1,350,000; $3,000,000; and $1,650,000, respectively.  These payouts relate to the achievement of both earnings growth and improvement on return on equity established at the beginning of the performance cycle.

Item 5.02.  Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On March 9, 2006, in connection with the previously announced appointment of Emanuel Chirico as Chief Executive Officer of the Company, the Board of Directors approved, and the company issued a press release, a copy of which is attached as Exhibit 99.1 to this report, to announce, the appointment of Allen Sirkin as President and Chief Operating Officer, Francis K. Duane as Vice Chairman, Wholesale Apparel, and Michael Shaffer and Executive Vice President and Chief Financial Officer.

Mr. Sirkin, 63, has been associated with the Company for over 20 years and had been the Company’s Vice Chairman, Dress Shirts, since February 1996.  Mr. Duane, 49, joined the

Company in 1998 as President of the Izod division and was named Vice Chairman, Sportswear in February 2001.  Mr. Shaffer, 43, has been associated with the Company for over 15 years.  He was appointed Executive Vice President, Finance, in March 2005, and prior to that served in a series of positions in both the Company’s finance and retail operations areas, most recently as Senior Vice President, Retail Store Operations, which he was appointed as in March 2000.

As previously described in the Company’s filings, the Company has employment agreements with Messrs. Sirkin, Duane and Shaffer, along with 19 other members of senior management.  These agreements outline the compensation and benefits to be paid to these executives during their employment and permit the Company to both raise and lower salaries.  In addition, the agreements outline the rights of these executives to severance upon termination of employment.  Generally, these executives are entitled to severance only if employment is terminated by the Company without cause (as defined in the agreements), in which case the severed officer is entitled to the greater of two weeks pay for each year of employment with the Company and one year's base salary.  These executives are also only required to pay the active employee rate for medical and dental insurance during the period severance is paid.  Additionally, these executives are entitled to severance upon the termination of their employment by the Company without cause (or by the executive for good reason) within two years after a change of control of the Company (as defined in the agreements).  In either such case, the officer receives a lump sum payment in an amount equal to two times the average annual total cash compensation paid to or accrued for him during the two-year period preceding the date of termination.  In addition, if any payments, entitlements or benefits received by an executive under his agreement are subject to the excise taxes on excess parachute payments, the executive is entitled to an additional payment to restore the executive to the after-tax position that he would have been in if the excise tax had not been imposed.  The executive also receives comparable medical, dental and life insurance coverage for himself and his family for a two-year period after termination.  The agreements also include certain restrictive covenants in favor of the Company, including agreements regarding the use of confidential information, non-interference with business relationships, non-solicitation of employees and post-termination employment restrictions.

The Nominating & Governance Committee of the Company’s Board of Directors also met on March 9, 2005.  Harry N.S. Lee, a director of the Company, asked that it be announced at the meeting that he would not stand for re-election and would retire as a director when his current term expired at the annual meeting of stockholders to be held on June 13, 2006.

ITEM 9.01

FINANCIAL STATEMENTS AND EXHIBITS

 (c)

Exhibits:

Exhibit           Description

99.1

Press Release, dated March 10, 2006.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PHILLIPS-VAN HEUSEN CORPORATION

By: /s/ Mark D. Fischer
Mark D. Fischer, Vice President

Date:   March 14, 2006